UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

OCEAN POWER TECHNOLOGIES, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ocean Power Technologies, Inc., a Delaware corporation (“OPT”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with OPT’s solicitation of proxies from its stockholders in connection with its 2023 Annual Meeting of Stockholders and at any and all adjournments, postponements, continuations, and reschedulings thereof (the “2023 Annual Meeting”). OPT has not filed a preliminary or definitive proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2023 Annual Meeting.

Press Release Issued on July 11, 2023

Attached hereto is a press release, issued by OPT on July 11, 2023, responding to recent public comments made by Paragon Technologies, Inc. This press release is being filed herewith because it may be deemed to be solicitation material in connection with OPT’s solicitation of proxies to be used at the 2023 Annual Meeting.

Important Additional Information And Where To Find It

OPT intends to file a proxy statement and an accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from OPT’s stockholders in connection with the matters to be considered at the 2023 Annual Meeting. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY OPT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by OPT with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of OPT’s corporate website at www.oceanpowertechnologies.com, by writing to OPT’s Corporate Secretary at Ocean Power Technologies, Inc., 28 Engelhard Drive, Suite B, Monroe Township, NJ 08831, or by contacting OPT at (609) 730-0400.

Certain Participant Information

OPT, members of its Board of Directors, and certain of its executive officers are “participants” in the solicitation of proxies from OPT’s stockholders in connection with the 2023 Annual Meeting. The following directors and executive officers of OPT beneficially hold the amount of shares of OPT’s common stock indicated adjacent to his or her name: (i) OPT directors: Terence J. Cryan (103,653 shares), Philipp Stratmann (81,635 shares), Clyde W. Hewlett (71,577 shares), Natalie Lorenz-Anderson (52,448 shares), Diana G. Purcel (71,577 shares), and Peter E. Slaiby (71,577 shares); and (ii) OPT officers who are not also directors of OPT: Robert Powers (16,543 shares) and Joseph DiPietro (2,409 shares). The business address for each of the foregoing persons is c/o Ocean Power Technologies, Inc., 28 Engelhard Drive, Suite B, Monroe Township, NJ 08831. Additional information regarding OPT’s directors, executive officers, and other participants in the solicitation of proxies from OPT’s stockholders in connection with the matters to be considered at the 2023 Annual Meeting, and their direct or indirect interests, through security holdings or otherwise, will be set forth in OPT’s proxy statement for its 2023 Annual Meeting, including the schedules and appendices thereto.

Ocean Power Technologies Issues Statement in Response to Paragon Technologies

Highlights Long-Term Growth Strategy Driving Impressive Results and Strength of the Company’s Highly Qualified, Recently Refreshed Six-Member Board

No Shareholder Action Required at This Time

MONROE TOWNSHIP, N.J., July 11, 2023 – The Board of Directors (the “Board”) of Ocean Power Technologies, Inc. (“OPT” or the “Company”) (NYSE American: OPTT), a leader in innovative, cost-effective, and autonomous low-carbon marine data, power, and consulting service solutions, today issued the following statement in response to the recent public letter issued by Paragon Technologies, Inc. (“Paragon”) (OTC Pink: PGNT):

Our Board and leadership team are committed to driving sustainable value creation and we will continue to take decisive actions to protect the best interests of all our shareholders. We have been executing a clear, long-term growth strategy that has yielded a significant increase in defense and security bookings during fiscal 2023, and we continue to see commercial opportunities and growing interest from offshore wind companies for autonomous monitoring, surveillance, and survey-related services during various stages of the project development cycle.

We are disappointed that Paragon has elected to publicly make distracting and misleading statements regarding OPT’s performance, strategy, leadership, and corporate governance, and is now threatening a costly and distracting proxy contest against the Company. We believe Paragon is seeking to advance a self-interested agenda, to the detriment of all other OPT shareholders. Having reviewed Paragon’s track record targeting other public companies, we strongly believe that Paragon’s ultimate goal is to take control of OPT and its assets without paying our shareholders a control premium.

Paragon and its principal Sham Gad first wrote to us on May 19, 2023, demanding that we add the three Paragon directors to our Board. To ensure it could exercise immediate control of 50% of our Board, Paragon also demanded that we ask any three of our incumbent directors to resign in advance of the expiration of their terms. Since then, we have sought to constructively engage with Paragon, and on June 6, 2023, we offered to arrange for our Nominating and Corporate Governance Committee to review Paragon’s director candidates to assess their qualifications, including – given that the U.S. Government represents a large portion of our business – whether there were any issues in their backgrounds that could impede either their ability to receive U.S. Government security clearances or OPT’s access to classified information. We also provided Mr. Gad with director & officer questionnaires to be completed by him and the other two Paragon directors. Mr. Gad’s response was to be completely dismissive of our Board’s vetting and governance processes. Instead, Mr. Gad demanded we simply agree to appoint him and the two other Paragon board members to our Board. Only after that would Paragon be open to having us vet and interview any of its candidates.

Our Board is actively engaged in overseeing management’s execution of the Company’s strategy and is comprised of six highly qualified directors, five of whom have been appointed in the last three years. Our directors possess expertise and skills across areas critical to OPT’s business and future success, including relevant industry, technology, IT, cyber, marketing, finance, and governance expertise. Our directors also have significant executive and public company board experience. We regularly evaluate our Board composition to ensure it reflects the appropriate skills and experience necessary to drive profitable growth and enhanced value for all OPT shareholders.

While we believe we are executing the right strategy to enhance value for all our shareholders, our Board and management team are always open to shareholder input. Unfortunately, we do not believe Paragon or Mr. Gad are genuinely interested in engaging around alternative strategies for improving the Company and shareholder returns, which is evident by the continuation of Paragon’s misleading public comments as well as its unwillingness to allow us to vet and interview its director candidates. Even if one were to discount Paragon’s past history targeting other public companies and take its comments regarding our business at face value, Paragon ignores the fact that our long-term growth strategy is working, as demonstrated by material year-over-year increases in both orders and revenue.

The 2023 Annual Meeting of Shareholders has not yet been scheduled and OPT shareholders are not required to take any action at this time.

About Ocean Power Technologies, Inc.

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vehicles (ASVs) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release contains forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Important Additional Information And Where To Find It

OPT intends to file a proxy statement and an accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from OPT’s stockholders in connection with the matters to be considered at OPT’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY OPT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by OPT with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of OPT’s corporate website at www.oceanpowertechnologies.com, by writing to OPT’s Corporate Secretary at Ocean Power Technologies, Inc., 28 Engelhard Drive, Suite B, Monroe Township, NJ 08831, or by contacting OPT at (609) 730-0400.

Certain Participant Information

OPT, members of its Board of Directors, and certain of its executive officers are “participants” in the solicitation of proxies from OPT’s stockholders in connection with the 2023 Annual Meeting. The following directors and executive officers of OPT beneficially hold the amount of shares of OPT’s common stock indicated adjacent to his or her name: (i) OPT directors: Terence J. Cryan (103,653 shares), Philipp Stratmann (81,635 shares), Clyde W. Hewlett (71,577 shares), Natalie Lorenz-Anderson (52,448 shares), Diana G. Purcel (71,577 shares), and Peter E. Slaiby (71,577 shares); and (ii) OPT officers who are not also directors: Robert Powers (16,543 shares) and Joseph DiPietro (2,409 shares). The business address for each of the foregoing persons is c/o at Ocean Power Technologies, Inc., 28 Engelhard Drive, Suite B, Monroe Township, NJ 08831. Additional information regarding OPT’s directors, executive officers, and other participants in the solicitation of proxies from OPT’s stockholders in connection with the matters to be considered at the 2023 Annual Meeting, and their direct or indirect interests, through security holdings or otherwise, will be set forth in OPT’s proxy statement for its 2023 Annual Meeting, including the schedules and appendices thereto.

Contact Information

Investors:

609-730-0400 x401

InvestorRelations@oceanpowertech.com

Media:

609-730-0400 x402

MediaRelations@oceanpowertech.com

Or

Longacre Square Partners

Dan Zacchei / Rebecca Kral

dzacchei@longacresquare.com / rkral@longacresquare.com